Exhibit 10.1

Amended and Restated Facility Agreement

Made and signed on April 26, 2026 (the “Agreement”)

Between:	Bank Hapoalim B.M.
(Hereinafter: the “Bank”)

As the first party;

And:	Xtend Reality Expansion Ltd.
Private company no. 51-587186-1
(Hereinafter: the “Company”)

As the second party;

Further to documents signed by the Company for and in connection with the management of the Company’s Account (as defined below), and any other document signed and/or to be signed by the Company in connection with loans, credit, guarantees and/or financial services that the Company received and/or shall receive from the Bank according to this Agreement, and with respect to the Company’s request to receive loan/s, it is agreed that the Facility (as this term is defined below) shall also be subject to, in addition to the Facility Documents, all terms detailed in this Agreement below, which shall constitute an integral part of the Facility Documents.

1.	Definitions

Unless explicitly stated otherwise, the terms included in this Agreement shall have the meaning ascribed thereto hereunder:

1.1	“Accounting Rules” - The accounting rules applying to the Company by law, in whatever form they may be in from time to time.

1.2

“Affiliate” – With respect to any person, any person that controls it, that is controlled by it or that is controlled by a person that controls it and a relative of any of the foregoing. For the purpose of this paragraph: the term “control” is as defined in the Securities Law and the terms “controls,” “to control,” “controlled” or similar will be interpreted accordingly; the term “person” or “Person” includes a body of persons, whether or not it is a corporation.

1.3

“Asset” - Any asset or right of a Person, whether owned by it, in its possession or otherwise held by it, including land, chattels and rights of any sort, whether actual or contingent, any right to receive money from any third party, including invoices, the goodwill of the company and, in the case of a company, the unissued share capital of the company.

1.4

“Banking Services” - credit, documentary credit, various loans, overdrafts in a current account, in a current loan account or another account, any letters of undertaking and guarantees for the Company or for others at the request of the Company, factoring, grants of various banking grace periods and reliefs and other various banking services that the Bank customarily provides to its customers from time to time. For avoidance of doubt, the Banking Services will include, without limitation, the Facility provided by the Bank to the Company hereunder.

1.5

“Change of Control” –if the Bank considers, at its sole discretion, that there has been a change in the ownership or control of the corporation relative to the situation at the date of signature of this Agreement.

For the purpose of this paragraph, the term “control” is as defined in the Securities Law, 5728-1968, and the terms “control,” “to control,” “controlled” or similar will be interpreted accordingly.

For the avoidance of doubt, under circumstances where the holder of a Means of Control in the form of voting rights or rights to appoint a director does not have independent discretion, but rather is dependent on others, for example where a trustee or other officer is appointed who intervenes in the exercise of such rights, then, for the above purposes, the holding by that entity of such Means of Control will not be assessed separately, but rather in concert with such others.

1.6	“Companies Law” - The Companies Law, 5759-1999 and the Companies Ordinance, 5743-1983, to the extent in force.

1.7

“Company’s Account” - Account no. 10540 opened in the Company’s name at the Bank’s branch no. 174 including and in addition to all consideration accounts, related accounts, auxiliary accounts, secondary accounts, attached accounts, monies, securities, deposits and more, as these may from time to time and at any time according to the Bank’s records and determination on this matter.

1.8

“Distribution” - With respect to any corporation, any of the following: (a) a Distribution, as defined in the Companies Law, including any declaration or undertaking to perform such a Distribution (and with respect to a buyback of shares, a redemption or return of shares or the financing of any of these, including the provision of a guarantee in respect of finance that will be made available to perform them) and any similar transaction by a corporation that is not subject to the Companies Law; and (b) any other similar payment (whether in money or money equivalents) with respect to the share capital of a company or other securities forming part of the equity of a corporation, including a Distribution of bonus shares or any other shares or rights that are issued or distributed in respect of, in connection with or in lieu of shares or rights in such corporation; and (c) an undertaking to perform any of the foregoing transactions, in each case whether directly or indirectly.

1.9

“Entity Within the Affiliated Group” - (a) With respect to any company: any shareholder or Affiliate of such shareholder or an Interested Party of such shareholder or Affiliate or a relative of any of them (in case of individual); (b) with respect to any partnership: any partner (limited or general) or Affiliate of such partner an Interested Party of such partner or Affiliate or a relative of any of them (in case of individual); and (c) with respect to any other corporation: a person holding any Means of Control or an Affiliate of such party holding a Means of Control or an Interested Party of such party holding the Means of Control or Affiliate or a relative of any of them (in case of individual).

1.10	“Event of Default” - Any event upon the occurrence of which the Bank may accelerate all or some of the Loan Amounts pursuant to this Agreement or to any of the Facility Documents.

1.11

“Facility Documents”—This Agreement, the First Warrant, the Second Warrant (as both terms are defined below), the Security Documents (as defined below), the application to open the Company’s Account including, without limitation, the account opening terms booklet, and all Bank`s documents regarding the Company’s Account, the Facility, the Loan Amounts, the Credit Line Documents (as defined below), any collaterals in connection therewith, letters of undertaking, collaterals and guarantees as required and/or shall be required by the Bank at the Bank’s discretion from time to time and at any time, with appropriate signatures, forms and terms according to the Bank’s demands and determinations, pursuant and subject to the practiced and customary procedures and rules of the Bank, and also pursuant to the Bank’s reasonable decisions as these may be from time to time and at any time—which the Company shall deliver to the Bank and/or sign and/or cause to be signed and/or registered lawfully and in timely, according to the Bank’s reasonable demands, all at the Company’s expenses, under its responsibility and at its expense.

1.12

“Financial Statements” - The annual or quarterly financial statements of the Company (on a consolidated basis), in accordance with the Accounting Rules (which shall include the applicable auditor/reviewer CPA’s opinion (in relation to annual statements), a balance sheet (statement of financial position), a profit and loss statement (statement of total income), cash flow, a statement of changes in equity, and notes for each of the statements and any other statement or note that must be prepared/published in accordance with the Accounting Rules). The annual statements shall be audited by an auditor belonging to one of the “big four” accounting firms, or another reputable accountancy firm that has been given prior written approval by the Bank.

1.13

“First Runway Milestone” – On the date of the first withdraw on account of the First Loan, the Company having sufficient cash (excluding the cash derived from the Loans provided and/or to be provided under this Agreement) to allow it to make all expected expenses and honor all expected obligations, both in the ordinary course of business and as known to the Company as of the date of the applicable withdrawal, as they become due, during a period of at least six (6) months, such anticipated expenses to be calculated based on the higher of: (i) the average monthly burn rate of the last three (3) months preceding each withdrawal, and (ii) the Company’s average monthly expected burn rate for the following six (6) months .

1.14	“Interested Party” - As defined in the Securities Law.

1.15

“Loan Amounts” - The total amount of the unpaid balance of the principal amounts arising from any Banking Service plus interest of any type, linkage differentials, expenses, (including exercise and collection expenses), commissions and any other payments of any sort that the Company owes or will owe the Bank with respect to any of the Banking Services or any part of such amount on the terms that have been, or will be, agreed upon from time to time with respect to any Banking Service.

1.16

“Management Fees” – Management fees (excluding directors’ salaries paid in accordance with the law), remuneration (excluding salaries including invoice salaries), consultation fees (excluding ordinary course monthly payments to consultants and Chartered Holdings Limited banking fees under approved agreements), participation fees, commissions (except ordinary course commissions paid to un-affiliated agents/distributors) , amounts of money and payments of any sort that are paid by any corporation (whether in money or money equivalents or by way of the transfer of Assets or rights or the grant of any benefit) out of its profits or out of any other source in connection with the provision of management, consultancy or similar services, however they may be defined but excluding Excluded Payment/Transfer as defined below.

1.17	“Means of Control” - As defined in the Banking (Licensing) Law, 5741-1981.

1.18

“Merger” – is the transaction under which which(i) the Company will merge with XOS Robotics Ltd., an Israeli company and wholly-owned subsidiary of Xtend AI Robotics, Inc., a Delaware corporation (the “Parent” or “New PubCo”), with the Company surviving the merger as a direct, wholly-owned subsidiary of the Parent (the “Xtend Merger”), and (ii) immediately after the Xtend Merger, XT Merger Sub 2, Inc., a Nevada corporation and wholly-owned subsidiary of the Parent, will merge with and into JFB Construction Holdings, a Nevada corporation (“JFB”), with JFB surviving as a direct, wholly-owned subsidiary of the Parent, in each case pursuant to an Agreement and Plan of Merger, dated February 13, 2026, by and among JFB, the Company, the Parent and XT Merger Sub 2, Inc.

1.19

“On a Fully Diluted Basis”—On the basis of the assumption that all options, convertible promissory notes, convertible loans, convertible securities and any security for such securities of any sort have been exercised or (as the case may be) been fully converted into shares.

1.20

“Inter Group Transaction” - With respect to any corporation, any of the following not being in the ordinary course of business and on market terms and not being a Distribution or payment of Management Fees or a specific “Excluded Payment/Transfer” as defined below, and not being a repayment or refund or provision of a Shareholder Loan to an Entity Within the Affiliated Group: (a) Any payment (whether in money or money equivalents) to an Entity Within the Affiliated Group, including a loan by the Company to an Entity within the Affiliated Group; (b) a transfer of assets or rights or grant of any benefit to an Entity Within the Affiliated Group; or (c) a purchase of assets or rights from an Entity Within the Affiliated Group; and (d) an undertaking to perform any such operation, all whether directly or indirectly, but excluding the below list which shall not be considered an Inter Group Transaction nor require Lender approval—”Excluded Payment/Transfer” – which term shall include (i) Ordinary course payments under the Company’s budget as shall be agreed upon by the Bank and the Company, (ii) Fees paid to Chartered Holding Limited under those certain banking services arrangements dated March 20, 2023, and (iii) Patent Transfer from MKM Holding a Singapore based subsidiary to the Company.

1.21	“Quarter” - A calendar quarter, being: January 1 to March 31 (inclusive); April 1 to June 30 (inclusive); July 1 to September 30 (inclusive); and October 1 to December 31 (inclusive).

1.22

“Restructuring”—With respect to any corporation, any of the following: (a) a merger or demerger (as these terms are defined in Part E2 of the Income Tax Ordinance [New Version] or the Companies Law), including a consolidation and reorganization (all whether performed in accordance with Part 8 or Part 9 of the Companies Law or in any other manner) or any operation with a similar outcome with respect to a partnership or corporation outside of Israel; (b) an operation that results in the acquisition, transfer or receipt of Assets that are material for the corporation in scope or nature or an acquisition or receipt of such a material undertaking; (c) a receipt of Assets in consideration of shares or other securities or other rights of the corporation where the Assets that are relevant to the operation are material for the corporation in scope or nature, all whether in one transaction or a series of transactions.

1.23

“Sanctioned Person” – An entity or a person that: (a) is listed on any Sanctions list maintained by OFAC, and/or OFSI, and/or EU and/or UN, or any similar Sanctions list maintained by any other governmental authority in the State of Israel or the United States of America, or the United Kingdom, or the EU, or the UN, or any other governmental authority having jurisdiction over the Company; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is owned or controlled by an entity or person described in clauses (a) and (b) hereof.

1.24

“Sanctions” – The economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by Israeli government and/or the United States government, and/or the UK government, and any of their agencies, including, without limitation, OFAC, and/or OFSI, and/or EU, and/or UN, and the U.S. State Department, or any other governmental authority having jurisdiction over the Company.

1.25

“Second Runway Milestone” – On the date of the withdraw on account of the Second Loan, the Company having sufficient cash (including the cash derived from the Loans and/or Credit provided and/or to be provided under this Agreement) to allow it to make all expected expenses and honor all expected obligations, both in the ordinary course of business and as known to the Company as of the date of the applicable withdrawal, as they become due, during a period of at least six (6) months, such anticipated expenses to be calculated based on the higher of: (i) the average monthly burn rate of the last three (3) months preceding each withdrawal, and (ii) the Company’s average monthly expected burn rate for the following six (6) months .

1.26	“Securities Law” - The Securities Law, 5728-1968.

1.27

“Shareholder Loans” - Any payment that is directly or indirectly made or credited to any corporation by an Entity Within the Affiliated Group (whether in money or money equivalents or by way of set-off or the transfer of money or rights or any benefit or in any other way) where it has a right to receive it back from the Company (whether as a principal amount or plus linkage differentials or interest, whether now or in the future) other than as a residual right following liquidation, however such payment may be described, including: (a) a loan (including any convertible loan) that is made or credited to the Company by the Entity Within the Affiliated Group; and (b) any payment made or credited to the Company by the Entity Within the Affiliated Group through a capital note or bond (including any convertible note) that the Company has issued to, or made to the order of, the Entity; and (c) any payment that the Company must make to the Entity Within the Affiliated Group in connection with bonds issued by the Company; and (d) an undertaking to perform any of the foregoing transactions but except for loans detailed above under Excluded Payment/Transfer.

1.28	“Subsidiary” - As such term is defined in the Companies Law, 5729-1999.

2.	Representations and Warranties

The Company hereby represents and warrants to the Bank as follows:

2.1	The Company is a private company lawfully incorporated and registered in Israel, and it is active and in existence.

2.2

The Company possesses the legal powers, authorities and rights necessary in order to engage in this Agreement and comply with all of its provisions and terms, and it has no (and shall have no) impediment by contract and/or any law and/or directive of the Bank of Israel, including pursuant to its constitutional documents, from engaging in this Agreement and perform all of its obligations pursuant to it.

2.3

The Company received all agreements, authorizations, waivers and approvals required pursuant to its constitutional documents in connection with signing this Agreement, and also for the purpose of performing its obligations pursuant to it, and there is no need to receive any additional agreements, waivers and/or approvals for this purpose.

2.4

All of the Company’s obligations pursuant to and/or in the framework of and/or in connection with this Agreement are legal, valid, effective, binding and enforceable for the Company, pursuant to their terms.

2.5

Signing this Agreement and performing the Company’s obligations pursuant thereto shall not contradict and/or violate any agreement that the Company is a party to and/or any obligations of the Company to any third parties, and/or grant any person or factor any right and/or cause to demand the immediate payment of the Company’s debts and obligations.

2.6

No bank has ever denied Company’s request to open a bank account. No bank has ever refused to provide the Company with any services, and no bank has terminated its commercial relations with the Company (at such bank’s initiative) the above excluding applications for venture lending facilities.

2.7

Except as set forth in Annex 2.6(i), the Company and or any of its Subsidiaries did not (and will not, without giving the Bank prior written notice) receive any grants, funds or benefits (including, but not limited to, tax benefits) from the Israel Innovation Authority (the “Innovation Authority”) or from the investment center or from Binational Industrial Research and Development Foundation (“Bird Foundation”), or from any other government authority or similar authority. Except as set forth in Annex 2.6(ii), the Company and or any of its Subsidiaries are not (and will not, without giving the Bank prior written notice) obligated to pay royalties or other payments to the Innovation Authority or to the investment center or to the Bird Foundation or any other government authority or similar authority. Except for the Innovation Authority’s approval attached as Annex 2.6(iii), the transactions planned in the framework of this Agreement and the other Facility Documents (including exercise of the collaterals provided to the Bank in the framework of the Facility Documents) are not subject to any right and do not require the approval of the Innovation Authority or the Investment Center or Bird Foundation or any other government authority or similar authority.

2.8

The Company and to the best of its knowledge, all of its employees, representatives and consultants (in their capacity as such), are acting and in compliance with any applicable law, including, inter alia, all applicable privacy and data protection laws and regulations, in all relevant jurisdictions.

2.9	The Company is in compliance with its internal privacy policies and terms of services.

2.10	The Company hereby represents that neither the Company nor any of its Subsidiaries nor any Entity within the Affiliated Group is in violation of any Sanctions or a Sanctioned Person.

3.	Covenants

3.1	Negative Pledge; Assets

3.1.1

The Company has not created any charge of any sort over its Assets other than “Permitted Liens” as shall refer to: charge number 2, as registered in favor of Leumi Bank and appear under the Corporation’s Israeli Registrar of Companies Extract dated August 13, 2024—and has not given any guarantee in favor of any third party, nor has it undertaken to create any such charge or give any such guarantee. The Company hereby represents that the Permitted Liens have been created in order to secure certain bank guarantees provided by Bank Leumi and in order to secure certain credit card facilities. The Company hereby undertakes that it will remove the Permitted Liens within 90 business days from signing of this Agreement.

3.1.2

(1) Except as set forth in Annex 3.1.2(1), no guarantee or security (whether in personam or in rem) or indemnification undertaking has been given to any third party by any Entity Within the Affiliated Group or by any other party to secure any debts or undertakings of the Company; and (2) neither the Company nor any Entity Within the Affiliated Group nor any other party have undertaken to provide any third party with any such guarantee or security or indemnification undertaking.

3.1.3

The Company and any of its Subsidiaries, will not create (or commit to create) and/or permit to subsist a charge, mortgage, pledge, encumbrance, attachment, lien, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, other agreement or arrangement or other third party and/or legal entity right the effect of any of which is the creation of security, over the whole or any part of any of its existing or future Assets (each a “Lien”) (including, inter alia, money, revenues, accounts receivable, bank accounts, and any other rights (including intellectual rights) of any Subsidiary of the Company) in any manner or form, for any purpose or reason, in favor of any third party, and the Company will not give any guarantee in favor of any third party (or an indemnification undertaking to an entity that provides any such guarantee), nor will the Company in any way undertake to do any of the foregoing, all unless the Company has received the prior written consent of the Bank. For the avoidance of doubt, the Company shall not be restricted from obtaining: (i) unsecured equity financing (including by way of equity financing, SAFEs or convertible loans without repayment option, other than in case of insolvency provided that such agreements will include specific and customary liquidation priority provisions under which any payments to the participants thereof are subordinated to all payments to the Bank); or (ii) other unsecured financing or financing secured by subordinated debt, all subject to the execution of a subordination agreement to the Bank’s sole satisfaction.

The term “charge” includes a pledge (as defined in the Pledges Law, 5727-1967), an assignment of a right by way of charge and pledge and a grant of right of set-off, liens, reservation of ownership arrangements or a contingent sale, provided that they constitute security for an asset or right, and any other transaction that has identical implications.

3.1.4

Without the prior written consent of the Bank, the Company will not wholly or partially sell, transfer, deliver, lease or rent any of its existing or future Assets to another, including an Entity Within the Affiliated Group, and the Company will not undertake to do so, except in the ordinary course of business and on market terms.

3.1.5

The Company shall open and maintain a bank account in the Bank (the “Account”) and shall: (i) sign any compliance documents required in connection therewith, and (ii) provide the Bank with any and all necessary regulatory approvals. The Company shall instruct all its customers (on any invoices issued) and partners to make all payments to the Account.

3.1.6	The Company will exercise all of the voting power that it has and will have, in the Subsidiaries, such that, and the Company undertakes that:

3.1.6.1

The Subsidiaries will not create and/or permit to subsist a charge mortgage, pledge, encumbrance, attachment, lien, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, other agreement or arrangement or other third party and/or legal entity right the effect of any of which is the creation of security, over the whole or any part of any of their existing or future Assets in any manner or form, for any purpose or reason, in favor of any third party, and will not give any guarantee in favor of any third party (or an indemnification undertaking to an entity that provides any such guarantee) and will also not in any way undertake to do any of the foregoing, all unless the Company has received the prior written consent of the Bank.

3.1.6.2	The Company shall cause its Israeli Subsidiaries to open and maintain a bank account in the Bank.

3.1.6.3	Any and all amounts received by an Israeli Subsidiary of the Company shall be received in a bank account in the Bank.

3.1.6.4

In the event that more than thirty percent (30%) of the Company’s and its Subsidiaries’ joint income will be received by any of Company’s Subsidiary, then the Bank shall be entitled, in its sole discretion, to receive: (a) a guaranty from such Subsidiary (the “Guaranty”), and (b) a legal opinion regarding the legality, authority, validity and enforceability of such Guaranty (the “Guaranty Legal Opinion”). All of the Bank’s costs relating to the Guaranty and the Guaranty Legal Opinion shall be borne by the Company.

3.2	Holdings

3.2.1

The direct and indirect shareholders and the direct and indirect holders of the Company’s Means of Control, the proportion of their holdings of the Company’s shares and Means of Control (On an issued basis, and on a Fully Diluted Basis) and a description of how they hold their holdings (if they do not do so directly) (“Structure Chart”) is as set forth in Annex 3.3 to this Agreement.

3.2.2	The Company will not undergo a Restructuring without the prior written consent of the Bank.

3.2.3	A Change of Control in the Company without the prior written consent of the Bank will constitute an Event of Default.

Union Investments & Development Ltd.’s shareholdings in the Company shall at all times remain above 5% of the Company’s shares or New PubCo shares post merger closing as detailed above (on an issued and outstanding basis). Failure to comply with such a requirement shall be deemed an Event of Default provided however that in an event of a secondary sale of shares by Union that will lower its holding below 5% the Bank shall first be introduced to the purchaser replacing Union and will consider based on its merits whether to trigger this right.

3.3	Delivery of Reports and Information

3.3.1

The Company is aware that a condition of obtaining the Facility and/or any other credit hereunder, and/or of obtaining new credit and/or obtaining a variation to, additional approval or refinancing of, existing credit at the Bank, is the ongoing provision of Financial Statements to the Bank, inter alia, as required pursuant to the directives of the Bank of Israel or any other competent authority or in accordance with any applicable law.

3.3.2	Without derogating from the provisions of Section 3.4.1 above, the Company undertakes, on an ongoing basis, and until the repayment of the entire Loan Amount, to act as follows:

3.3.2.1	Financial Statements

3.3.2.1.1

The Company hereby undertakes to provide the Bank, immediately upon their signature but, in any event, no later than September 30th of every calendar year (or earlier – if will be required by the Bank of Israel), all of its annual Financial Statements as at that date as required under the Accounting Rules, audited by one of the “big four” accountancy firms or another reputable accountancy firm that has been approved in writing by the Bank. Should the Company publish additional consolidated or other Financial Statements in Israel or abroad, audited or unaudited, the Company shall provide the Bank with copies thereof as soon as possible after their publication, but, in any event, no later than 10 days following their approval.

3.3.2.1.2	Furthermore, by and no later than 30 days after the end of every Quarter, the Company shall provide the Bank with internal P&L, cash flow report and balance sheet.

3.3.2.2	Annual Budget, Projections, and Capitalization table

The Company hereby undertakes that, within 60 days of December 31 every year, or from time to time if they are updated, the Company will provide the Bank with a statement of its annual operating budget and work plan, annual projections (forecasts) and any amendments made thereto, and with an updated capitalization table of the Company, on an issued and on a Fully Diluted Basis, all approved by the Company’s board of directors.

3.3.2.3	Po’s/ Invoices Report

With respect to the Credit Line, in the event the Company notifies the Bank of its intention to utilize the Credit, then, from the date of such notice and for so long as the Company utilizes the Credit and any amounts thereunder remain outstanding, the Company shall provide the Bank, no later than thirty (30) days following the end of each month, with a monthly report of the Company’s PO’s/Invoices, according to the form to be agreed upon by the Company to the Bank, duly certified and signed by the Chief Financial Officer or Chief Executive Officer of the Corporation. In addition, the Company shall provide copies of such invoices and/or purchase orders upon the Bank’s request, together with Annexes CC and BBC.

3.3.3

In addition, the Company will provide the Bank from time to time, at its request, with additional information and documents regarding its Assets, its business, holdings in the Company and its Subsidiaries Financial Statements, in written reports in reporting format and according to the details required by the Bank, and approved by the CEO/CFO—all within 10 days from the date of any reporting requirement on the part of the Bank.

3.3.4

The Company undertakes to deliver to the Bank a copy of any approval, notice or report or any other document that the Company must deliver to the Registrar of Companies and/or the Israel Securities Authority pursuant to any law, simultaneously with its delivery to the Registrar of Companies and/or Israel Securities Authority, as foregoing (excluding share issuance to employees under ESOP). The Company undertakes to deliver to the Bank a copy of any commercial and financial information sent to the Company’ Board members (other than R&D confidential information), at the same time as such information is delivered to the Company’s Board members.

3.3.5

Notwithstanding anything contained in Section 3.11 hereunder to the contrary, the Company shall provide the Bank with any information and documents requested by the Bank in connection with any regulatory filings or requirements arising from the Committee on Foreign Investment in the United States (“CFIUS”) and other Cross-Border regulations – Company is currently under CFIUS process to be completed by no later than the earlier of: (i) December 31, 2026, or (ii) the completion of the Merger – company to update BNHP on major events in the process.

3.3.6

In addition, the Company will provide the Bank from time to time, at its request, with additional information and documents regarding its Assets, its business, holdings in the Company and its Subsidiaries Financial Statements, in written reports in reporting format and according to the details required by the Bank, and approved by the CEO/CFO—all within a reasonable period of any reporting requirement on the part of the Bank; Company shall further provide the Bank with any other reports and information as customary for venture lending financing transactions.

3.4	Shareholder Loans

The Company hereby undertakes not to make or to decide to make or to undertake to make any Shareholder Loans to any Entity Within the Affiliated Group or to repay any (existing or future) Shareholder Loans in any way (whether with money or money equivalents or by way of set-off or transfer of any money, rights or benefit or in any other way or manner) to any Entity Within the Affiliated Group without the prior written consent of the Bank.

Furthermore, if any Shareholder Loans are made to the Company (with the consent of the Bank) by an Entity Within the Affiliated Group, and as a condition thereto, the Company will provide the Bank with an undertaking by the party that made such Shareholder Loan in the form at Annex 3.4i to this Agreement no later than the date on which such loan is made to the Company.

Furthermore, if an investment is made in the Company (or if an investment is made in the future) by a party that is not an Entity Within the Affiliated Group (for example in the framework of a SAFE mechanism), the Company will provide the Bank with an undertaking from the investor in the form at Annex 3.4ii to this Agreement no later than the date of signature of this Agreement (or, in the case of a future investment, no later than the date on which such investment is made).

3.5	Subordination

The Company shall not allow, shall object to and shall even prevent the performance of the following acts, as being at present and/or in the future, at any time whatever the case or the circumstances: all loans, monies and/or financial investments that are and/or shall be owing by the Company, and/or that have been lent and/or shall be lent and/or have invested and/or shall invest in the Company, and/or obligations and/or debts and/or any liabilities of the Company at any time – shall always be subordinated and deferred after the Loan Amounts and/or debts to the Bank as specified above and/or in the Facility Documents, and shall neither be paid nor repaid to, nor discharged, unless and until the Bank’s prior written approval therefor is received; provided, however, that the above shall not apply with respect to (i) payment of ongoing salaries in the ordinary course of business, (ii) payments to third parties for commercial obligations of the Company pursuant to commercial agreements entered into in the ordinary course of business, and (iii) liabilities which cannot be subordinated by applicable laws;

The Company will add similar provisions to any future investment or funding documents (it being agreed that SAFEs, advance investment agreements and other similar forms of investments, will include subordination provisions).

For avoidance of doubt, and without derogating from the above, all amounts owed by the Company to shareholders, directors and other Affiliates shall be fully subordinated to all amounts owed by the Company to the Bank, and the Company shall execute a subordination letter to the extent required by the Bank.

3.6	Management Fees; Distributions and Other receipts

3.6.1

The Company will not make any payment, any decision to make a payment, and any undertaking to make a payment of Management Fees to Interested Parties (as defined in the Israeli Securities Law, 1968), without the prior written consent of the Bank.

3.6.2

The Company will neither make any Distribution nor enter into any Inter Group Transaction, make a decision, announcement or undertaking to make such Distribution or enter into any Inter Group Transaction, without the prior written consent of the Bank.

3.7	Transactions with Controlling Parties

3.7.1

The Company (and it will act such that corporations under its control that are not public companies, as defined in the Companies Law): (a) will not enter into an Exceptional Transaction with any party controlling it or an Exceptional Transaction with another person in which such controlling party has a personal interest (in each case excluding participation of the Company’s shareholders in the Company’s equity funding rounds); and (b) will not directly or indirectly enter into a contract with any party controlling or with any relative thereof for the receipt of services, including through a corporation under its control and, if he/she is an officer or employee of the Company, as to the terms of his/her office and employment, as the case may be, all with the exception of Permitted Transactions and Permitted Contracts, as defined below.

3.7.2	In this Section –

“Controlling Party” and “Control” are as defined in the Securities Laws and regulations.

“Exceptional Transaction” is as defined in Section 1 of the Companies Law (עסקה חריגה).

“Permitted Transactions”—as defined as Excluded Payment/Transfer;

“Permitted Contracts”: contracts included in the definition of Excluded Payment/Transfer transactions.

3.8	Transactions and Investments Not in the Ordinary Course of Business

3.8.1

The Company will not merge or consolidate or permit a Subsidiary of the Company to merge or consolidate, with any other person. Without derogating from generality of the foregoing, a Subsidiary of the Company may merge or consolidate with another Subsidiary that is wholly-owned by the Company or into the Company itself, provided that all such Subsidiaries are debt free.

3.8.2

The Company will not purchase, or permit a Subsidiary of the Company to purchase, all or a significant part of the share capital or Assets of another (including the establishment of a new Subsidiary) without the prior written consent of the Bank, nothing herein derogating from the right to transfer a patent from MKM Holding, a Singapore based subsidiary, to the Company, as per subsection 1.20(v).

3.8.3	On the occurrence of an Event of Default, and for as long as it is continuing, the Company will not perform any transactions or make any investments other than in the ordinary course of business.

3.9	Change of Key management or Sphere of Activity

3.9.1

Without the prior written consent of the Bank, the Company will not make (a) a material change to the nature of its business which is defined as operating system for robotics in both defense and civil applications; (b) commencing direct activity or business relationship in the countries and/or with any entities set forth in the following Sanctions Lists: (i) the list declared by the Israeli Ministry of Defense; (ii) The European Union; (iii) The United States of America (OFAC); (iv) The United Nations; (v) The United Kingdom;

3.9.2	The Company obligates that the current CEO will remain in his position during the term of the Loans.

3.9.3

The Company will notify the Bank about any key manager (including CEO, CTO and chairman) that leaves the Company or whose employment with the Company terminates, such notice to be given within ten (10) days of the date on which such key manager leaves the Company.

3.10	Legal Proceedings

3.10.1

The Company will notify the Bank in writing regarding any claim or legal proceeding of any sort that is filed or commenced against it or any of its Subsidiaries or that pertains to the personal liability of its or any of its Subsidiaries officers with respect to events related to its business, and regarding any investigation of any sort by any governmental or public authority that is commenced against it, in all cases whether in a court, tribunal or any judicial forum or before a governmental or public authority, including arbitration or quasi-arbitration, in Israel or abroad (as the case may be).

3.10.2

The date for reporting to the Bank for the purpose of this Section is five business days from the date on which the claim is filed or the proceeding is commenced or from the date that the Company becomes aware of the investigation, as the case may be.

3.10.3	Claims will not be reported if they are below a NIS 500K scope.

3.11	CFIUS

3.11.1

(A) The Company is fully and solely responsible for ensuring compliance with the regulation relating to U.S. Committee on Foreign Investment in the United States (“CFIUS”); and (B) by no later than the earlier of: (i) December 31, 2026, or (ii) the completion of the Merger, the Company shall provide the Bank with written confirmation from an experienced CFIUS counsel, to the Banks’ satisfaction, whether the Company’s business activity (or its group’s business activity) in the United States (the “Relevant Activity”) constitutes “TID Business” under the CFIUS regulation;

3.11.2

During the term of the Facility, the Company shall (and shall cause the holders of direct and/or indirect, legal and/or beneficial interests in the Company to) (a) within five (5) days of receipt of the same, notify the Bank and provide the Bank with a copy of, any inquiry received from CFIUS or any other governmental authority related to the Facility or to the Relevant Activity, (b) make any filing requested by CFIUS related to the Facility or to the Relevant Activity, (c) cooperate with, and fully respond to any inquiries received from CFIUS or any governmental authority related to CFIUS’s review and/or investigation related to the Facility or to the Relevant Activity, in each case within the time permitted by CFIUS or such governmental authority, as applicable, and (d) subject to the terms and conditions hereof, take any mitigation measures requested by CFIUS and/or any governmental authority in connection with the CFIUS Review.

3.12	Foreign Corrupt Practices Act (“FCPA”).

3.12.1

Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. There is not now, nor has there ever been, any employment by the Company of, or any beneficial ownership in the Company by, any governmental or political official in any country in the world.

3.12.2

Company shall not take any action that violates the FCPA, as amended, and the rules and regulations thereunder in any manner and/or which would breach the Israeli Penal Code or other similar legislation or regulations. Furthermore, Company undertakes to comply with the FCPA, and with any anti-corruption and/or anti-money-laundering laws in any applicable jurisdiction, including, without limitation, the State of Israel and the United States of America.

3.12.3

Without derogating from the above, none of the Company or any director or officer of the Company will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; or laws applicable in the State of Israel and/or in the United States of America, that prohibit bribery, corrupt practices or money laundering.

4.	The Facility

4.1

It is agreed that subject to the cumulative performance of and the Company’s compliance with all terms detailed in this Agreement and in the Facility Documents, the Bank shall provide the Company with the Facility as detailed below:

4.1.1

The Facility: Commencing from January 1, 2026 and by no later than the end of the Draw Period, a facility in the amount of up to US$ 15,000,000 (Fifteen Million US Dollars), or the equivalent thereof in New Israeli Shekels (ILS) (the “Aggregate Loan Amount”), shall be available for withdrawal by the Company (as loans in the Company’s Account), in two installments, as follows:

4.1.2	First Installment: An amount of up to US$ 8,000,000 (Eight Million US Dollars), as a loan in the Company’s Account (the “First Loan”), conditional upon the following cumulative conditions:

4.1.2.1	the Company’s U.S. Subsidiary Xtend Reality Inc., (the “U.S. Subsidiary”) shall provide the Bank with a secured guaranty relating to the Company’s Banking Services (the “US Guaranty”).

4.1.2.2

the Company shall provide the Bank with (i) a pledge and assignment of bank account and (ii) a deposit account control agreement (DACA) over the US Subsidiaries’ bank accounts (clauses (i)-(ii) together shall hereafter be referred to as the “US Pledges”).

4.1.2.3

to the extent the Company has Intellectual Property registered in the United States (the “US IP”), Company shall enter into an Intellectual Property Security Agreement and pledge all such US IP by way of first ranking fixed charge and pledge in favor of the Bank (the “IPSA”), including, without limitation, registering such pledge with the USPTO.

4.1.2.4	The Company shall provide the Bank with legal opinions regarding the legality, authority, validity and enforceability of the US Guaranty, US Pledges, and IPSA (the “Legal Opinions”).

4.1.2.5

All debentures set forth in the Security Documents (as defined below) and in the US Pledges (and the IPSA, if applicable), on the assets of the Company and its Subsidiaries, have been properly registered in all applicable registrations, in order to perfect the security interests set forth therein, to the Bank’s full satisfaction. For avoidance of doubt, registration of certain security interests may require additional signatures, in the event that certain time periods may pass between the signing of this Agreement, and the removal of any of the existing registered Liens.

4.1.2.6	Within 60 days from the date hereof, the Company shall provide Bank with an approval from the Innovation Authority, as required under Section 2.7 above.

4.1.2.7	The Company achieving the First Runway Milestone.

Subsection 4.1.2.1-4.1.2.6 shall hereafter be referred to as the “First Loan Conditions Precedent”.

4.1.3	Second Installment: an amount of up US$ 7,000,000 (Seven Million US Dollars) as a loan in the Company’s Account (the “Second Loan”), conditional upon the following cumulative conditions:

4.1.3.1	The Company meeting the First Loan Conditions Precedent, for the avoidance of doubt, not including the First Runway Milestone.

4.1.3.2	The Company achieving the Second Runway Milestone.

4.1.3.3	The Company shall show an aggregate income of at least US $30,000,000 (Thirty Million US Dollars) during the calendar year 2026.

The First Loan and the Second Loan shall hereafter be referred to each as a “Loan”, and collectively the “Facility.

4.1.4

The Company shall be able to withdraw the Loans (subject to the applicable conditions for withdrawal) until no later than the earlier of: (i) January 31, 2027, or (ii) an Event of Default. The period commencing from the date of signing this Agreement and ending on the earliest of the above, shall be deemed the “Draw Period”.

After such dates, the Bank shall no longer be obligated to continue to provide the Facility or any Loan by its virtue, in whole or part.

4.1.5	The Loans will only be transferred by the Bank into the Company’s Account.

4.2	Terms of the Loans

1.1.1	Loans currency: USD and/or ILS (based on the USD / ILS “representative” conversion rate on the day of each withdrawal of any Loan), as the Company may elect upon each withdrawal of each Loan.

1.1.2	Facility Loan Interest: Solely with respect to the Facility, each Loan shall bear interest as follows:

1.1.2.1	With respect to Loans denominated in USD: at the “SOFR TERM” rate plus a rate of 4.95% per annum in excess of SOFR TERM (in accordance with the Base Rate Publication Screen) (the “USD Loan Interest”).

1.1.2.2	With respect to Loans denominated in ILS: at the “Prime” rate determined by the Bank of Israel, plus a rate of 2.40% per annum in excess of the Prime (the “ILS Loan Interest”).

1.1.2.3	For the purpose of this Agreement:

1.1.2.3.1	The applicable interest rate with respect to each Loan (i.e. USD Loan Interest of ILS Loan Interest) shall be deemed the “Loan Interest”.

1.1.2.3.2	The applicable base rate with respect to each Loan (i.e. the SOFR TERM or the Prime) shall be considered as the “Base Rate”.

1.1.3	Repayment of the Loans:

Repayment of the Loans: The principal amount of each Loan shall be paid in 36 (thirty-six) equal monthly payments, starting immediately following the expiration of the Draw Period. The entire Loan Amounts shall in any event be paid to the Bank no later than January 31, 2030.

Interest Period: Loan Interest of each Loan shall be payable in arrears monthly. The first Interest Period of each Loan shall begin on the consecutive month the relevant Loan was made to the Company, and each additional interest period shall begin upon the end of the previous Interest Period.

1.1.4

Prepayment: The Company shall be entitled to prepay the Loans, together with all accrued interest thereon and all outstanding obligations related thereto, at any time, by providing a thirty (30) days’ prior written notice to the Bank to that effect, together with payment of a prepayment fee in accordance with the Bank’s general terms and conditions at the time of such prepayment of the principal, and signing any required documents.

1.1.5	Fees, prices, costs and expenses:

1.1.5.1	General - The Company shall pay the Bank all expenses, fees and charges as detailed in the general terms for managing the Company’s Account and the other Facility Documents.

1.1.5.2

Handling Fee - For processing the Facility Documents, the Bank shall be paid a one time “credit and collateral handling fee – documents preparation” in the amount of US$ 31,000 (Thirty One Thousand US Dollars), and in any event shall not be less than NIS 105,000 (One Hundred and Five Thousand New Israeli Shekels) which will be paid no later than the date of signing this Agreement. The Company hereby delivers to the Bank an irrevocable order and authorization to charge the Company’s Account at the foregoing amount. In the event the Bank decides not to conclude the Facility Documents for whatever reason, the Company shall be refunded the handling fee.

1.1.5.3

Non Utilization Fee – in respect of the allocation of the Facility and the Credit Line for the term commencing from such time that any part of the Facility is made available to the Company, until the earlier of (i) entire Facility amount is withdrawn and (ii) the expiry or termination of the Draw Period, the Company will pay the Bank a “non-utilization” fee (the “Non-Utilization Fee”). The Non-Utilization Fee will be calculated as an annual amount of 0.35% of the un-utilized amounts of the Aggregate Loan Amount (on the date of each applicable payment), which shall be paid commencing January 1, 2026.

1.1.5.4

Legal Fees – With respect to the First Loan, the Second Loan and the Credit Line, for processing the Facility Documents, whether the Facility Documents are executed or not, the Bank shall be reimbursed for its legal expenses actually incurred thereby up to an amount equal to NIS 50,000 (Fifty Thousand New Israeli Shekel) plus VAT, and out of pocket expenses, and US$ 5,000 (Five Thousand US Dollars) plus VAT, and out of pocket expenses (the “Legal Fees”).

1.2

All other terms of the Loans shall be in accordance with the relevant Facility Documents and the provisions of the Facility Documents shall be additional to the provisions of this Agreement and shall form an integral part thereof, so that they shall be read together, as one whole, further to each other and continuously, the same as their conditions, as additional to each other and as complementary to each other (nothing herein derogating from the provisions of section 8.2 below).

5.	The Credit Line

5.1

The Bank will make available to the Company, in addition to the Facility, a credit line in the amount of up to USD 10,000,000 (Ten Million US Dollars), all subject to the terms detailed under the Application for Allocation form (מש(70)) and any other related documents, attached hereto as Annex 5 and any other related documents (the “Credit Line” and the “Credit Line Documents”, respectively). All representations, warranties, securities, obligations and covenants included in this Agreement will secure, guarantee and be applicable to the Facility, the Credit Line and any other Banking Services.

5.2	The provision of the Credit is conditioned upon the following conditions:

5.2.1

the Company shall provide to the Bank, and shall have caused each relevant Subsidiary to provide, with such guarantees, undertakings, pledges, debentures, assignments and other security interests, as may be requested by to the Bank in its sole discretion, in each case in form and substance satisfactory to the Bank in its sole discretion, with respect to any Subsidiary in which invoices and/or purchase orders are financed by the Bank.

5.3

Liquidity Covenant. Upon the first withdraw on account of the Credit, the Company shall maintain, at all times, unsecured and unrestricted cash or cash equivalents in the Corporation’s bank account held with the Bank in an amount equal to at least 20% of the utilized Credit provided by the Bank.

6.	Additional Terms

6.1	The provision of the Facility and the Credit Line is subject to the Company signing all documents required by the Bank at its discretion for the purpose of their extension.

6.2	In addition, providing each Loan under the Facility and the Credit Line is subject to meeting all of the following conditions, to the Bank’s full satisfaction:

6.2.1	All Facility Documents have been signed;

6.2.2	The Bank was paid all expenses and fees pursuant to the Facility Documents;

6.2.3	The creation, to the benefit of the Bank, in forms acceptable by Bank, of:

6.2.3.1

A first ranking and sole floating charge, unlimited in amount, on all Company’s property, Assets and rights, and a fixed charge on the Company’s registered and unissued capital, reputation and goodwill (which shall not restrict the issuance of shares in consideration for future investments, nor the grant of options under the Company’s share option plan, and the issuance of shares upon exercise of such options) (the “Floating Debenture”);

6.2.3.2	A guaranty relating to the Company’s Banking Services from ______________, Ltd. (the “Israeli Subsidiary”).

6.2.3.3

A first ranking and sole floating charge, unlimited in amount, on all the Israeli Subsidiary’s property, Assets and rights, and a fixed charge on the Israeli Subsidiary’s share capital, reputation, and goodwill.

6.2.3.4

Without derogating from the above, and in order to give effect to the abovementioned debentures, Company shall execute in favor of the Bank a share transfer deed in respect of all of Company’s shareholdings in the US subsidiary Xtend Reality Inc, and provide the Bank with the executed share transfer deed, and the original share certificate(s).

6.2.3.5	A first ranking and sole fixed charge, unlimited in amount, on all of the Company’s intellectual property (the “Fixed Debenture”).

6.2.3.6

Without derogating from the above, and in order to give effect to the abovementioned fixed charge, Company shall execute an IP Security Agreement, to be filed by the Company with the United States Patent and Trademark Office (USPTO).

6.2.3.7	A UCC Financing Statement, to be filed in Washington DC.

All documents referred to in this section 6.2.3 above, and any other guarantees and/or security documents provided by the Company and/or by any Affiliate thereof—shall collectively be referred to as the “Security Documents”).

6.2.4

The Company has delivered to the Bank the warrant to purchase shares of the Company, in a form acceptable to Bank (the “First Warrant”), plus an up-to-date capital table attached hereto as Annex 6.2.4;

6.2.5

The Company has delivered to the Bank an additional warrant to purchase shares of the Company, in a form acceptable to Bank (the “Second Warrant”), including an up-to-date capital table attached hereto as Annex 5.2.5;

6.2.6

The opening of the Company’s Account was completed, and all relevant documents have been signed by the Company. The Company undertakes to sign any document that will be required by the Bank in connection with the Company’s Account.

6.2.7

A copy of all required approvals from the Company’s relevant organs and third parties in connection with the Company entering this Agreement and any other Facility Documents and Company’s Account documents, the allocation of the First Warrant and the Second Warrant as foregoing, as well as the provision of the Security Documents;

6.2.8	The Company is not in violation of any of the terms of the Facility Documents;

6.2.9

No other event has occurred that would allow the Bank pursuant to the Facility Documents to call for the immediate payment of the Company’s debts and obligations to the Bank pursuant to the Facility Documents, in whole or part;

6.2.10	All of the Facility Documents are valid, bind the Company toward the Bank, and are enforceable and exercisable pursuant to their terms;

6.2.11

No adverse material change in the local or international monetary market, or any change in any Legal Provisions and/or in any other circumstances shall occur, in the Bank’s opinion, that would prevent, prohibit, restrict or limit the Bank’s ability or legal right to provide the Facility and/or the Credit Line, in whole or part, including any change arising from any demand, provision or request granted or sent by the Bank of Israel or by any other competent authority, whether such instruction, demand or request arises from a change in law or arises from an agreement made or to be made from time to time between the Bank and the Bank of Israel or other competent authority, and also in the Bank’s opinion, no legal impediment from providing the relevant Facility and/or the Credit Line, in whole or part, is created pursuant to any Legal Provision.

“Legal Provision” in this Agreement shall mean—any provision of law or legislation, as well as the directives of the Bank of Israel and any other competent authority in the State of Israel or abroad, , including understandings with the Bank of Israel or any other competent authority, as foregoing.

6.3

For the avoidance of doubt, it is agreed that the further operation and/or execution of the Facility and the Credit Line are subject to all of the Bank’s rights and subject to all of the Company’s obligations pursuant to the Facility Documents and/or pursuant to any law, and that the provisions of this Agreement shall not derogate in any way from the Bank’s rights and/or the Company’s obligations pursuant to any other document.

6.4	Sanctions

The Company undertakes that:

6.4.1	Neither the Company nor any of its Subsidiaries nor any Entity within the Affiliated Group will: (a) be in violation of any Sanctions; or (b) be a Sanctioned Person.

6.4.2

The Company shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its reasonable discretion, confirming each such entity or person’s compliance with this Section 6.4.

7.	Acceleration / Immediate Repayment

7.1

The Bank shall be entitled to cancel/reduce/accelerate to immediate repayment and/or not provide the Facility and/or any part thereof if any event occurs that constitutes cause for accelerating to immediate repayment of the Company’s debts and/or obligations to the Bank, in whole or part, pursuant to the Facility Documents, and/or in case an event occurs or condition applies that constitutes a violation pursuant to any of the Company’s obligations (whether or not the Bank utilizes its legal rights pursuant to any of the Facility Documents).

7.2

If the Company breaches any of its undertakings towards the Bank under any Facility Document, or if it transpires that any warranty, representation or confirmation included in this Agreement or any other Facility Document is incorrect or incomplete, this will be deemed an Event of Default.

Notwithstanding the above, Bank undertakes that it will not accelerate the repayment of outstanding Credit in the event that the Company shall cure the following breaches or incorrectness or incompleteness within ten (10) days after the occurrence thereof: 3.1.5, 3.3, 3.6, 3.7, 3.9.3 and 3.11. In any event in which a grace / cure period was agreed upon as per this section 6.2, if circumstances arise under which there is a real concern that damage will be caused to the Bank’s ability to collect any of the secured sums / Credit as a result of such delay, the Bank will be entitled to act and exercise all of its rights immediately and without any delays and without providing any grace / cure period, and even without giving a warning, notwithstanding anything else stated herein.

7.3

Events of Default under this Agreement will be in addition to the events upon whose occurrence the Bank may, under the Facility Documents, inter alia, accelerate all or some of the Facility and take any measures it deems fit to collect them and upon whose occurrence the Bank will be able to exercise all of the rights and remedies that are available to it under the provisions of the Facility Documents in such cases.

8.	Transfer and Disclosure of Information

8.1	In this Clause 8, the following terms shall have the meaning as set out next to them:

8.1.1

“Advisers” – advisers on behalf of the Bank or on behalf of any Potential Transferee and companies engaging in credit rating who may be employed for the purpose of rating the rights and obligations of the Bank in connection with the Loan Amounts and/or the Facility Documents, and a revaluing company on which may rely bodies under the supervision of the Capital Markets, Insurance and Savings Division of the Ministry of Finance for the purpose of quoting prices of their non-tradable debt assets.

8.1.2

“Information” – any information which is presently held by the Bank or which may be held by it in the future (including information communicated to the Bank by the Company and/or any company affiliated therewith or information about it them, which in the discretion of the Bank it is necessary or desirable to communicate in connection with the Transfer of the rights set forth in this Agreement;

8.1.3	“Potential Transferee” – a Transferee with whom the Bank is conducting or may conduct negotiations for the purpose of the Transfer of the rights hereunder;

8.1.4

“Transfer” – any sale, transfer, assignment or any other mode of transfer, in whole or in part, directly or by means of a special purpose company, in full or by means of the sale of rights to participate (participations) and in any other way which the Bank deems appropriate. The Transfer may be made to one or more Transferees, at the same time or from time to time;

8.1.5	“Transferee” – any person or corporation, whether from Israel or outside Israel, that is not an operating company which is a direct competitor of Borrower;

8.2

The Bank, at any time, at its discretion and without having to obtain the consent therefor of the Company (subject to any Law), may effect a Transfer of the rights and obligations hereunder, in whole or in part (provided that the Company does not bear any expense or cost arising from the Transfer or in connection therewith and which is known at the time of the Transfer):

8.2.1

To any Transferee that is a body among the following bodies: A joint investment trust fund within the meaning thereof in the Joint Investment Trust Fund Law, 5754-1994, or a company that manages such a fund; a provident fund or a managing company as defined in the Supervision of Financial Services (Provident Funds) Law, 5765- 2005; an insurer within the meaning thereof in the Supervision of Financial Services (Insurance) Law, 5741-1981; a banking corporation and an auxiliary corporation within the meaning thereof in the Banking (Licensing) Law, 5741-1981 and a corporation from the group of companies to which a banking corporation belongs as aforesaid: an investment fund, as defined in the Supervision of Financial Services (Provident Funds) (Direct Expenses on Account of the Execution of Transactions) Regulations, 5768-2008 or any corporation under the Control of the bodies specified above, and to bodies outside Israel that correspond to the bodies specified above (that are supervised by the relevant authority in the country of their incorporation or in the countries where they operate); or –

8.2.2

As part of a securitization transaction (or a similar transaction as part of which the rights and obligations hereunder are transferred to a designated issuing corporation) or as part of any other transaction of transferring risk or exposure or the hedging thereof; or-

8.2.3

To any person (even if not among the Transferees specified above), at the discretion of the Bank and without limitation (except if and in as much as such limitation is imposed by Law) – if an event occurs which confers upon the Bank the right to render the Loan Amount and / or any other debts immediately payable, as set forth in Clause 6 above.

8.2.4

For the removal of any doubt, whenever the rights and obligations hereunder are transferred, the Bank shall not be precluded from acting as credit manager, as trustee of collaterals or in any other capacity in connection with the rights and obligations hereunder.

8.3

The Company undertakes to act in cooperation for the purpose of effecting a Transfer of the rights and obligations hereunder, and this includes the signing of any document which may be required for that purpose and for the performance of any action which may be required by the Bank, for the purpose of effecting a Transfer of the rights and obligations hereunder (to the extent relevant) provided that they will not be required to bear any costs and expenses for such purpose.

8.4

The Bank may, at any time, disclose Information to any Potential Transferee, to any Transferee to whom a Transfer has been made, to any Advisers or relevant parties, the disclosure of such Information shall be subject to the recipients of the Information as aforesaid signing a letter of undertaking for the preservation of secrecy as shall be acceptable to the Bank, except if the recipients of the Information as aforesaid are bound by Law to the preservation of secrecy.

8.5

Furthermore, the Bank may, at any time, disclose Information to Advisers or to relevant parties, for the purpose of entering into a potential securitization transaction (or similar transaction as part of which the rights and obligations hereunder are transferred to a designated issuing corporation) or into any other transaction of transferring risk or exposure or the hedging thereof or for the purpose of effecting same. The disclosure of such Information shall be subject to the recipients of the Information as aforesaid signing a letter of undertaking for the preservation of secrecy as shall be acceptable to the Bank, except if the recipients of the Information as aforesaid are bound by Law to the preservation of secrecy.

8.6	The Company undertakes not to affect a Transfer to anyone else of any of its rights and obligations hereunder without first obtaining the written approval of the Bank.

9.	General

9.1

This Agreement constitutes and shall always constitute an integral part of the Facility Documents, so that they shall be read together, as one whole, further to each other and continuously, the same as their conditions, as additional to each other and as complementary to each other.

9.2

It is hereby clarified that in case of any explicit contradiction between the provisions of the Facility Documents, including without limitation, the account opening terms booklet, and the provisions of this Agreement, the provisions of this Agreement shall prevail, and it is also agreed that on the matters explicitly discussed in this Agreement, the provisions of this Agreement are exhaustive.

9.3

The Company shall not breach any of its undertakings towards the Bank, under any Facility Document and it shall not be the case that any of the Company’s confirmations and/or declarations made hereunder and under any of the Facility Documents are incorrect and/or incomplete (provided that with respect to confirmations and/or declarations made under the account opening terms booklet, which are not repeated herein, they shall not be incorrect and/or incomplete). Any violation of this Agreement shall constitute and be considered also a violation of the Facility Documents and shall constitute another default event which shall entitle the Bank to the right to call the credit for immediate payment, on all that this implies.

9.4

The Bank’s waiver regarding any violation by the Company or the Company’s failure to fulfill one or more obligations towards the Bank, whether or not such obligation is included in any other document, shall not be deemed a justification or pretext for an additional violation or for an additional failure in fulfilling any such condition or obligation, and the Bank avoiding to use any right granted to the Bank according to this document and/or any other document and/or pursuant to any law, shall not be interpreted as waiving that right.

9.5	The rights of the Bank in connection with this Agreement may be transferred, assigned, endorsed, sold or conveyed. The Company’s rights hereunder are not in any way assignable or transferable.

9.6

The parties’ addresses for the purposes of this Agreement shall be as detailed in the Facility Documents, as long as none of the parties receives notice from the other party determining another address in Israel, and the Bank shall approve the receipt of such notice in writing.

9.7	This Agreement shall be governed by the laws of the State of Israel, without the rules of private international law, and shall be interpreted and implemented under the laws of the State of Israel.

9.8	The sole and exclusive jurisdiction for purposes of this Agreement shall vest in the competent courts of Tel Aviv-Yafo, Israel.

9.9	The appendices and Annexes to this Agreement form an integral part hereof.

In witness hereof we have signed:

/s/ Tal Horesh	/s/ Moran Giladi and /s/ Erez Arusi

Xtend Reality Expansion Ltd.	Bank Hapoalim B.M.

Name: Tal Horesh

Title: CFO

Date April 26, 2026

To:

Bank Hapoalim B.M.

Dear Sir/Madam,

In the board of directors meeting of Xtend Reality Expansion Ltd., company no. 51-587186-1(hereinafter—the “Company”), held at its registered office on 7 HaBarzel St Tel Aviv Israel the following resolutions were adopted:-

1) The Company may enter into an agreement with the Bank on the terms of the Agreement and the Facility Documents and may act as provided therein and subject to its terms.

2) The Agreement was signed on behalf of the Company by (the “Authorized Signatories”): Name __________________, Identification No. ______________ and Name ______________________, Identification No. _________________ whose signatures, together with the Company’s stamp or printed name are binding upon the Company.

3) We hereby confirm that the foregoing resolutions were adopted pursuant to the Company’s up-to-date constitutional documents, were registered in the book of minutes and were signed by the chairman or archived in the Company’s records as a unanimous written resolution and signed by all board members, and that all resolutions and approvals required for the purpose of this transaction were received.

/s/ Tal Horesh
Name and signature of the Company’s Authorized Signatory

To:

Bank Hapoalim B.M.

Tel Aviv

Dear Sir/Madam,

I, the undersigned, serving in the position of legal counsel for the aforementioned Company, hereby confirm to Bank Hapoalim B.M. (hereinafter—the “Bank”) that:

1)	The above minutes of Xtend Reality Expansion Ltd., company no. 51-587186-1 (hereinafter—the “Company”) are a certified copy.

2)	The Company is a private limited liability company duly organized and validly existing under the laws of the State of Israel.

3)

The resolutions adopted and mentioned in the foregoing minutes were made pursuant to the Company’s constitutional documents, its memorandum and Articles of Association, were recorded in the book of protocols, and were signed by the chairman.

4)

All approvals were obtained, and all resolutions were adopted, and all actions legally required were performed, including by the Company’s competent organs, so that the foregoing resolutions bind the Company for all intents and purposes toward the Bank.

5)

The Company has the requisite corporate power and authority to execute and deliver the Facility Documents and to incur and perform its obligations thereunder, including without limitations, to grant the First Warrant and the Second Warrant to the Bank, and to issue and sell the shares under the First Warrant and the Second Warrant, in accordance with the provisions of the Facility Documents. The Company has taken all necessary corporate action to authorize its execution, delivery and performance of the Facility Documents.

6)

There is no impediment and/or restriction by any law and/or agreement from adopting, performing and implementing the foregoing resolutions, for the Company. Furthermore, no authorization, consent or approval, or any other action by notice to or filing with, any Israeli governmental agency, is or will be required for execution, delivery and performance by the Company of the Facility Documents. The foregoing is qualified by the filings with the Israeli Registrar of Companies in respect of the Debentures.

7)

Upon filing with the Israeli Registrar of Companies, the debentures create a valid and perfected first ranking floating charge and a valid and perfected first raking fixed charge, as applicable, under the laws of the State of Israel over the assets described in the respective Debenture in favor of Bank, subject only to the Permitted Liens.

8)

The execution, delivery and the performance by the Company of the Facility Documents and the grant of charges regarding Company assets pursuant to the Debentures and the issuance of the First Warrant and the Second Warrant to Bank and the Shares as a result of the exercise thereof do not and will not (A) conflict with, violate or constitute a default under (i) the in-effect Articles of Association of the Company, (ii) any provision of law applicable to the Company, (iii) any document, agreement or undertaking by which the Company or any of its assets are bound, or (B) grant any third party any preemptive rights, rights of first refusal or similar rights, except for rights which were previously waived.

9)

The First Warrant and the Second Warrant, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued, and free and clear of any preemptive rights or rights of first refusal with respect to the issuance thereof, and free and clear of any liens, claims, encumbrances or rights of any kind of the Company. The First Warrant and the Second Warrant Shares (as defined under the First Warrant and the Second Warrant) issuable upon exercise of the First Warrant and the Second Warrant in accordance with its terms (including, the payment of the applicable exercise price thereof), shall be, when issued, validly issued, fully paid and non-assessable shares of the Company, and free and clear of any preemptive rights or rights of first refusal with respect to their issuance and, free and clear of any liens, claims, encumbrances or rights of any kind of the Company.

10)

Mr. Tal Horesh is/are an executive/s in the Company, and his/her/their signature/s next to the Company’s stamp bind/s the Company for all intents and purposes. Therefore, the Facility Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting the rights and remedies of creditors, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

11)

In addition, I hereby confirm to you that as of the date recorded on this document, there is no pending—motion for appointment of a temporary or permanent receiver against the Company, and also no order for the appointment of a temporary or permanent receiver was handed against it, and/or any motion for a temporary or permanent liquidation order, and also no temporary or permanent liquidation order was handed against the Company, and also there is no claim or legal proceeding pending against the Company, including in the execution office, and there is no ruling or order against the Company that was not performed and paid in full as written therein. In addition, on the Company’s assets, in whole or part, there is no pledge and/or charge (other than the Permitted Liens), and the Company’s assets are free of any debt, charge, right or obligation to any third party, other than the Permitted Liens.

Date ______________________            Adv. _______________

Annex 5

The Credit Documents

Annes 5.2.25

The Second Warrant